Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of August 31, 2017 by and between OncoCyte Corporation ("OncoCyte"), a California corporation, and Michael Vicari ("Employee").

1.         Engagement; Position and Duties.

(a)        OncoCyte agrees to employ Employee in the position described on Exhibit A (which Exhibit A is a part of this Agreement) effective as of the date of this Agreement. Employee shall perform the duties and functions described on Exhibit A and such other duties as the executive(s) to whom Employee reports or the Board of Directors of OncoCyte may from time to time determine. Employee shall devote Employee's best efforts, skills, and abilities, on a full-time basis, exclusively to the business of OncoCyte and its Related Companies pursuant to, and in accordance with, business policies and procedures, as fixed from time to time by the Board of Directors (the "Policies"). Employee covenants and agrees that Employee will faithfully adhere to and fulfill the Policies, including any changes to the Policies that may be made in the future. Employee may be provided with a copy of OncoCyte's employee manual (the "Manual") which contains the Policies. OncoCyte may change its Policies from time to time, in which case Employee will be notified of the changes in writing by a memorandum, a letter, or an update or revision of OncoCyte's employee manual.

(b)       Performance of Services for Related Companies. In addition to the performance of services for OncoCyte, Employee shall, to the extent so required by OncoCyte, also perform services for one or more members of a consolidated group of which OncoCyte is a part ("Related Company"), provided that such services are consistent with the kind of services Employee performs or may be required to perform for OncoCyte under this Agreement. If Employee performs any services for any Related Company, Employee shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company. The Policies will govern Employee's employment by OncoCyte and any Related Companies for which Employee is asked to provide Services. In addition, Employee covenants and agrees that Employee will faithfully adhere to and fulfill such additional policies as may be established from time to time by the board of directors of any Related Company for which Employee performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by OncoCyte.

(c)        No Conflicting Obligations. Employee represents and warrants to OncoCyte and each Related Company that Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee's obligations under this Agreement or that would prohibit Employee, contractually or otherwise, further performing Employee's duties as under this Agreement and the Policies.

(d)        No Unauthorized Use of Third Party Intellectual Property. Employee represents and warrants to OncoCyte and each Related Company that Employee will not use or disclose, in connection with Employee's employment by OncoCyte or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that OncoCyte to a Related Company holds a valid license or other written permission for such use from the owner(s) thereof. Employee represents and warrants to OncoCyte and each Related Company that Employee has returned all property and confidential information belonging to any prior employer.

2.         Compensation

(a)        Salary. During the term of this Agreement, OncoCyte shall pay to the Employee the salary shown on Exhibit A. Employee's salary shall be paid in equal biweekly installments, consistent with OncoCyte's regular salary payment practices. Employee's salary may be increased from time-to-time by OncoCyte, in OncoCyte's sole and absolute discretion, without affecting this Agreement.

(b)        Bonus. Employee may be eligible for an annual bonus, as may be approved by the Board of Directors in its discretion, based on Employee's performance and achievement of goals or milestones set by the Board of Directors from time to time. Employee agrees that the Board of Directors of OncoCyte may follow the recommendations of its Compensation Committee in determining whether to award a bonus or to establish performance goals or milestones. Employee also agrees that the Board of Directors and OncoCyte are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Employee's employment, or to pay Employee a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by OncoCyte or Employee attaining the bonus performance goals for Employee established by the Board of Directors or its Compensation Committee; provided, that unless otherwise provided in a bonus plan or award, a bonus shall not be earned until paid and shall not be paid unless Employee remains an employee of the Company on the date of payment.

(c)        Expense Reimbursements. OncoCyte or a Related Company shall reimburse Employee for reasonable travel and other business expenses (but not expenses of commuting to work) incurred by Employee in the performance of Employee's duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Employee submits supporting vouchers.

(d)        Benefit Plans. Employee may be eligible (to the extent Employee qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by OncoCyte (or a Related Company) for its employees. OncoCyte and the Related Companies have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Employee, to adopt, amend, change, to· terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Employee. Any benefits to which Employee may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time. If Employee receives any grant of stock options or restricted under any stock option plan or stock purchase plan of OncoCyte or any Related Company, the terms and conditions of the stock options or restricted stock, and Employee's rights with respect to the stock options or restricted stock, shall be governed by (i) the terms of the applicable stock option or stock purchase plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement or stock purchase agreement and related agreements that Employee may sign or be required to sign with respect to the stock options or restricted stock.

(e)        Vacation; Sick Leave. Employee shall be entitled to the number of days of vacation and sick leave (without reduction in compensation) during each calendar year shown on Exhibit A or as may be provided by the Policies. Employee's vacation shall be taken at such time as is consistent with the needs and Policies of OncoCyte and its Related Companies. All vacation days and sick leave days shall accrue annually based upon days of service. Employee's right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of OncoCyte's fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.         Competitive Activities. During the term of Employee's employment, and for one year thereafter, Employee shall not, for Employee or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by OncoCyte or any Related Company. during the term of Employee's employment, Employee shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of OncoCyte or any Related Company. Employee acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of OncoCyte's or a Related Company's Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of OncoCyte or a Related Company.  Employee has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.         Inventions/Intellectual Property/Confidential Information

(a)        Employee acknowledges the execution and delivery to OncoCyte of an Confidentiality, Intellectual Property and Non-Competition Agreement (the "Confidentiality and IP Agreement").

(b)        Execution of Documents; Power of Attorney. Employee agrees to execute and sign any and all applications, assignments, or other instruments which OncoCyte or a Related Company may deem necessary in order to enable OncoCyte or a Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in OncoCyte or a Related Company the sole and exclusive right, title, and interest in and to the Intellectual Property. If OncoCyte or a Related Company is unable after reasonable efforts to secure Employee's signature, cooperation or assistance in accordance with the preceding sentence, whether because of Employee's incapacity or any other reason whatsoever, Employee hereby designates and appoints OncoCyte or any Related Company or its designee as Employee's agent and attorney-in-fact, to act on Employee's behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect OncoCyte's or a Related Company's rights in the Intellectual Property. Employee acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(c)        Confidential and Proprietary Information. During Employee's employment, Employee will have access to trade secrets and confidential information of OncoCyte and one or more Related Companies. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to OncoCyte, a Related Company, or any third party, that OncoCyte or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Employee; (ii) information that was rightfully in Employee's possession prior to Employee's employment with OncoCyte and was not assigned to OncoCyte or a Related Company or was not disclosed to Employee in Employee's capacity as a director or other fiduciary of OncoCyte or a Related Company; or (iii) information disclosed to Employee, after the termination of Employee's employment by OncoCyte, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from OncoCyte or a Related Company, and who is not subject to an obligation to keep such information confidential for the benefit of OncoCyte, a Related Company, or any third party with whom OncoCyte or a Related Company has a contractual relationship. Employee understands and agrees that all Confidential Information shall be kept confidential by Employee both during and after Employee's employment by OncoCyte or any Related Company. Employee further agrees that Employee will not, without the prior written approval by OncoCyte or a Related Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of Employee's employment or at any time thereafter, except as required by OncoCyte or a Related Company in the course of Employee's employment. To the extent any terms between this Agreement and the Confidentiality and IP Agreement conflict, the Confidentiality and IP Agreement's terms control.

5.         Termination of Employment. Employee understands and agrees that Employee's employment has no specific term. This Agreement, and the employment relationship, are "at will" and may be terminated by Employee or by OncoCyte (and the employment of Employee by any Related Company by be terminated by the Related Company) with or without cause at any time by notice given orally or in writing. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Employee's employment, OncoCyte and the Related Companies shall have no further obligation to Employee by way of compensation or otherwise as expressly provided in this Agreement or in any separate employment agreement that might then exist between Employee and a Related Company.

(a)        Payments Due Upon Termination of Employment. Upon termination of Employee's employment with OncoCyte and all Related Companies at any time and for any reason, Employee will be entitled to receive only the severance benefits set forth below, but Employee will not be entitled to any other compensation, award, or damages with respect to Employee's employment or termination of employment.

(i)          Termination for Cause, Death, Disability, or Resignation. In the event of the termination of Employee's employment by OncoCyte for Cause, or termination of Employee's employment as a result of death, Disability, or resignation, Employee will be entitled to receive payment for all accrued but unpaid salary actually earned prior to or as of the date of termination of Employee's employment, and vacation or paid time off accrued as of the date of termination of Employee's employment. Employee will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards.

(ii)         Termination Without Cause. In the event of termination of Employee's employment by OncoCyte without Cause, Employee will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) payment in an amount equal to: (1) three months' base salary if terminated within the first 12 months of employment, or (2) six months' base salary if terminated after 12 months of employment, either of which may be paid in a lump sum or, at the election of OncoCyte, in installments consistent with the payment of Employee's salary while employed by OncoCyte, subject to such payroll deductions and withholdings as are required by law. This paragraph shall not apply to (x) termination of Employee's employment by a Related Company if Employee remains employed by OncoCyte, or (y) termination of Employee's employment by OncoCyte if Employee remains employed by a Related Company.

(iii)        Change of Control. In the event OncoCyte (or any successor in interest to OncoCyte that has assumed OncoCyte's obligation under this Agreement) terminates Employee's employment without Cause or Employee resigns for "Good Reason" within twelve (12) months following a Change in Control, Employee will be entitled to (A) the benefits set forth in paragraph (a)(i) and (a)(ii) of this Section, and (B) accelerated vesting of one hundred percent (100%) of any then unvested stock options as may have been granted to Employee by OncoCyte of termination of employment occurs by OncoCyte. This paragraph shall not apply to (x) termination of Employee's employment by a Related Company if Employee remains employed by OncoCyte or a successor in interest, or (y) termination of Employee's employment by OncoCyte or a successor in interest if Employee remains employed by a Related Company.

(b)       Release. Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Employee (i) has executed a general release of all claims against OncoCyte or its successor in interest and the Related Companies (in a form prescribed by OncoCyte or its successor in interest), (ii) has returned all property in the Employee's possession belonging OncoCyte or its successor in interest and any Related Companies, and (iii) if serving as a director of OncoCyte or any Related Company, has tendered her written resignation as a director as provided in Section 7.

(c)        Definitions. For purposes of this Section, the following definitions shall apply:

(i)          "Affiliated Group" means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of OncoCyte.

(ii)         "Cause" means: (A) the failure to properly perform Employee's job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to OncoCyte or any Related Company; (C) conviction of, or plea of guilty or "no contest" to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with OncoCyte or any Related Company; (E) failure to follow the lawful directions of the Board of Directors of OncoCyte or any Related Company; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which OncoCyte, any Related Company, or any of OncoCyte's affiliates is a party, a material undisclosed financial benefit for Employee or for any member of Employee's immediate family or for any corporation, partnership, limited liability company, or trust in which Employee or any member of Employee's immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of OncoCyte (or a Related Company or an affiliate of OncoCyte) based upon gender, race, religion, ethnicity, or nationality.

(iii)        "Change of Control" means (A) the acquisition of Voting Securities of OncoCyte by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of OncoCyte; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of OncoCyte; or (C) a merger or consolidation of OncoCyte with or into another corporation or entity in which the stockholders of OncoCyte immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of OncoCyte or merging or consolidating with OncoCyte are one or more Related Companies.

(iv)        "Disability" shall mean Employee's inability to perform the essential functions of Employee's job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)         "Good Reason" means (A) a diminution in Employee's base salary; (B) a material change in geographic location at which Employee must perform services (a change in location of the OncoCyte office at which Employee will primarily work will be considered material only if it increases Employee's current one-way commute by more than fifty (50) miles); (C) any material failure of the successors to OncoCyte after a Change of Control to perform, or causing OncoCyte not to perform, OncoCyte's obligations under this Agreement; (D) any action or inaction of OncoCyte that constitutes a material breach of the terms of this Agreement; or (E) any other material adverse change in Employee's duties, authorities, responsibilities, or reporting structure (for example, if Employee is required to report to anyone other than a Chief Executive Officer or the Board of Directors of OncoCyte or its successor).

(vi)        "Person" means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii)       "Voting Securities" means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.          Turnover of Property and Documents on Termination. Employee agrees that on or before termination of Employee's employment, Employee will return to OncoCyte and all Related Companies all equipment and other property belonging to OncoCyte and the Related Companies, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Employee's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Employee's possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of OncoCyte and any Related Companies; (d) any and all Intellectual Property developed by Employee during the course of employment; and (e) the Manual and memoranda related to the Policies.

7.          Arbitration. It is the intention of Employee and OncoCyte that the Federal Arbitration Act and the California Arbitration Act shall apply with respect to the arbitration of disputes, claims, and controversies pursuant to, arising under, or in connection with this Agreement. Except for injunctive proceedings against unauthorized disclosure of Confidential Information, any and all disputes, claims, or controversies between OncoCyte or any Related Company and Employee, including but not limited to (a) those involving the construction, application, or enforceability of any of the terms, provisions, or conditions of this Agreement (including but not limited to the applicability and enforceability of provisions of this Section 7 with respect to any dispute, claim, or controversy) or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the Company and Employee. The location of the arbitration shall be San Francisco, California. Unless OncoCyte or a Related Company and Employee mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS). OncoCyte, or a Related Company if the Related Company is a party to the arbitration proceeding, shall pay the arbitrator's fees and costs. Employee shall pay for Employee's own costs and attorneys' fees, if any. OncoCyte and any Related Company that is a party to an arbitration proceeding shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8.         Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.         Agreement Read and Understood. Employee acknowledges that Employee has carefully read the terms of this Agreement, that Employee has had an opportunity to consult with an attorney or other representative of Employee's own choosing regarding this Agreement, that Employee understands the terms of this Agreement, and that Employee is entering this agreement of Employee's own free will.

10.       Complete Agreement, Modification. This Agreement is the complete agreement between Employee and OncoCyte on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Employee's employment by OncoCyte or any Related Company and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by OncoCyte and Employee.

11.       Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

12.       Assignability. This Agreement, and the rights and obligations of Employee and OncoCyte under this Agreement, may not be assigned by Employee. OncoCyte may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of OncoCyte's obligations under this Agreement.

13.       Survival. This Section 13 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Employee's employment.

14.       Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set f01th on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

(SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT FOLLOWS)

IN WITNESS WHEREOF, Employee and OncoCyte have executed this Agreement on the day and year first above written.

EMPLOYEE

/s/ Michael Vicari
Signature, Michael Vicari

ONCOCYTE:

OncoCyte C01·por

By:	/s/ William Annett
Signature, William Annett

Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT]

EXHIBIT A

Job Title: Vice President, Sales, OncoCyte Corporation

Description of Job and Duties:

•
Inspire the US Sales organization to meet and exceed defined sales and revenue targets and other business objectives when selling a suite of breakthrough products that fulfill significant unmet clinical needs, to maximize the huge commercial potential for OncoCyte products in the US market.

•	Manage resources for and provide leadership and development of the US Sales organization that encompasses Physician Sales, Sales Management, Sales Operations, and Sales Training.

•	Lead and coach the sales management team, drive change management when needed, and be a visible example of leadership through presence, influence, and negotiation.

•
Partner with sales management, human resources, and other cross functional partners to recruit, train, and develop the US sales organization, implementing retention and succession plans to maximize and sustain effectiveness as the company grows.

•
Lead all sales business planning efforts, including development of field sales strategies, setting of sales objectives by territory with input from Marketing, sales reporting and business opportunity identification, and alignment with marketing plans and tactics.

•	Provide leadership, guidance, and direction to sales management regarding sales strategy, call planning/frequency, sales productivity, POA execution, etc.

•	Build and foster strategic partnerships with key customers and KOLs to maintain effective local, regional, and national relationships that can be leveraged as the company grows.

•	Oversee all sales meetings and associated operations for national meetings and sales training, coordinating with marketing and other key cross functional partners on planning and content.

•	Collaborate with Marketing and Market Access teams to develop strategic business plans and tactics for near and long-term planning cycles as the company grows.

•	Regularly monitor, track, and report sales performance/progress including use of budget and resources across all US sales regions and territories.

•	Be a key part of, and contributor to, the senior management team at OncoCyte.

•	Comply with laws, regulations and policies that govern our commercial activities.

Annual Salary: $280,000

Bonus: Target set at 40% of base salary subject to the discretion of the Company's Board of Directors or its Compensation Committee. 50% of total bonus amount will be based on the achievement of a revenue goal. This portion of the bonus will be paid quarterly with potential acceleration of bonus payment as measured against targets as determined by the Board of Directors or its Compensation Committee. The other 50% of the total bonus amount will be based on the attainment of Company performance goals and milestones as the Board of Directors or its Compensation Committee may set.

Stock Options: Employee shall be entitled to receive such number of options to purchase Company common shares under the Company's  Equity Incentive Plan (the "Plan") as the Company's  Board of Directors or Compensation Committee may determine. The exercise price of the options shall be the fair market value of the Company's common shares on the effective date of grant determined in accordance with the Plan. The date of grant of the options shall be the date on which Employee's employment has commenced under this Agreement. Employee shall execute a stock option agreement consistent with the terms of the option grant and the Plan. The options shall vest and thereby become exercisable, and the options shall expire, as provided in the Plan and the terms of the option grant.

Paid Time Off: Employee shall be entitled to a total of twenty (20) paid time off days per annum (accrued on a biweekly pay period basis) as "paid time off' for vacation, three (3) days sick leave, and all company observed holidays.